Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D/A (including future amendments thereto) with respect to the ordinary shares, par value $0.01 per share of Wah Fu Education Group Ltd., a company incorporated in the British Virgin Islands, and that this agreement may be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 22, 2025.

River Business Limited

/s/ Xinghui Yang
Name: Xinghui Yang
Title: Director

Silver Thousand International

/s/ Xinghui Yang
Name: Xinghui Yang
Title: Director

/s/ Xinghui Yang
Name: Xinghui Yang